Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2026, with respect to the financial statements and internal control over financial reporting included in the Annual Report of Treace Medical Concepts, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Treace Medical Concepts, Inc. on Form S-8 (File No. 333-255541, File No. 333-263327, File No. 333-270352, File No. 333-279266 and File No. 333-287119), and on Form S-3ASR (File No. 333-269622).

/s/ GRANT THORNTON LLP

Jacksonville, Florida

February 27, 2026